Exhibit 99.1

ADOPTED MARCH 17, 2025

XINZI

Code of Business Conduct and Ethics

Xinzi, a Cayman Islands exempted corporation (the “Company”) has adopted the following Code of Business Conduct and Ethics (this “Code”) for directors, executive officers and employees of the Company. This Code is intended to focus the directors, executive officers and employees on areas of ethical risk, provide guidance to directors, executive officers and employees to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability. Each director, executive officer and employee must comply with the letter and spirit of this Code.

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles for directors, executive officers and employees. Directors, executive officers and employees are encouraged to bring questions about particular circumstances that may implicate one or more of the provisions of this Code to the attention of the Chairman of the Audit Committee, who may consult with inside or outside legal counsel as appropriate.

1. Maintain Fiduciary Duties.

Directors and executive officers must be loyal to the Company and must act at all times in the best interest of the Company and its shareholders and subordinate self-interest to the corporate and shareholder’s good. Directors and executive officers should never use their position to make a personal profit. Directors and executive officers must perform their duties in good faith, with sound business judgment and with the care of a prudent person.

2. Conflict of Interest.

A “conflict of interest” occurs when the private interest of a director, executive officer or employee interferes in any way, or appears to interfere, with the interests of the Company as a whole. Conflicts of interest also arise when a director, executive officer or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position as a director, executive officer or employee of the Company. Loans to, or guarantees of the obligations of a director, executive officer or employee, or a member of his or her family, may create conflicts of interest.

Directors and executive officers must avoid conflicts of interest with the Company. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the Chairman of the Board.

This Code does not attempt to describe all possible conflicts of interest which could develop. Some of the more common conflicts from which directors and executive offices must refrain, however, are set out below.

●	Relationship of Company with third-parties. Directors, executive officers and employees may not engage in any conduct or activities that are inconsistent with the Company’s best interests or that disrupt or impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

●	Compensation from non-Company sources. Directors, executive officers and employees may not accept compensation, in any form, for services performed for the Company from any source other than the Company.

●	Gifts. Directors, executive officers and employees and members of their families may not offer, give or receive gifts from persons or entities who deal with the Company in those cases where any such gift is being made in order to influence the actions of a director as member of the Board or the actions of an executive officer as an officer of the Company, or where acceptance of the gifts would create the appearance of a conflict of interest.

3. Corporate Opportunities.

Directors, executive officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Directors, executive officers and employees are prohibited from: (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information or the director’s or executive officer’s position; (b) using the Company’s property, information, or position for personal gain; or (c) competing with the Company, directly or indirectly, for business opportunities, provided, however, if the Company’s disinterested directors determine that the Company will not pursue an opportunity that relates to the Company’s business, a director, executive officer or employee may do so.

4. Confidentiality.

Directors, executive officers and employees must maintain the confidentiality of information entrusted to them by the Company or its customers, and any other confidential information about the Company that comes to them, from whatever source, in their capacity as a director, executive officer or employee, except when disclosure is authorized or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

5. Protection and Proper Use of Company Assets.

Directors, executive officers and employees must protect the Company’s assets and ensure their efficient use. Theft, loss, misuse, carelessness and waste of assets have a direct impact on the Company’s profitability. Directors, executive officers and employees shall not use Company’s time, employees, supplies, equipment, tools, buildings or other assets for personal benefit without prior authorization from the Chairman of the Nominating and Corporate Governance Committee or as part of a compensation or expense reimbursement program available to all directors or executive officers.

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6. Fair Dealing.

Directors, executive officers and employees shall deal fairly and directors and executive officers shall oversee fair dealing by employees and officers with the Company’s directors, officers, employees, customers, suppliers and competitors. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practices.

7. Compliance with Laws, Rules and Regulations.

Directors and executive officers shall comply, and oversee compliance by employees, officers and other directors, with all laws, rules and regulations applicable to the Company, including insider-trading laws. Transactions in Company securities are governed by Company Policy entitled “Insider Trading Policy.”

8. Accuracy of Records.

The integrity, reliability and accuracy in all material respects of the Company’s books, records and financial statements is fundamental to the Company’s continued and future business success. No director, executive officer or employee may cause the Company to enter into a transaction with the intent to document or record it in a deceptive or unlawful manner. In addition, no director, executive officer, or employee may create any false or artificial documentation or book entry for any transaction entered into by the Company. Similarly, executive officers and employees who have responsibility for accounting and financial reporting matters have a responsibility to accurately record all funds, assets and transactions on the Company’s books and records.

9. Quality of Public Disclosures.

The Company is committed to providing its shareholders with information about its financial condition and results of operations as required by the securities laws of the United States. It is the Company’s policy that the reports and documents it files with or submits to the Securities and Exchange Commission, and its earnings releases and similar public communications made by the Company, include fair, timely and understandable disclosure. Executive officers and employees who are responsible for these filings and disclosures, including the Company’s principal executive, financial and accounting officers, must use reasonable judgment and perform their responsibilities honestly, ethically and objectively in order to ensure that this disclosure policy is fulfilled. The Company’s senior management are primarily responsible for monitoring the Company’s public disclosure.

10. Waivers and Amendments of the Code of Business Conduct and Ethics.

No waiver of any provisions of the Code for the benefit of a director or an executive officer (which includes without limitation, for purposes of this Code, the Company’s principal executive, financial and accounting officers) shall be effective unless (i) approved by the Board of Directors, and (ii) if applicable, such a waiver is promptly disclosed to the Company’s shareholders in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which the Company’s shares are traded or quoted, as the case may be.

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Any waivers of this Code for the other employees may be made by the Board of Directors, or, if permitted, a committee thereof.

All amendments to this Code must be approved by the Board of Directors or a committee thereof and, if applicable, must be promptly disclosed to the Company’s shareholders in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which the Company’s shares are traded or quoted, as the case may be.

10. Encouraging the Reporting of any Illegal or Unethical Behavior.

Directors and executive officers should promote ethical behavior and take steps to ensure the Company (a) encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages employees to report violations of laws, rules or regulations to appropriate personnel; and (c) informs employees that the Company will not permit retaliation for reports made in good faith.

Any executive officer or employee who in good faith reports a suspected violation under this Code by the Company, or its agents acting on behalf of the Company, or who in good faith raises issues or concerns regarding the Company’s business or operations, may not be fired, demoted, reprimanded or otherwise harmed for, or because of, the reporting of the suspected violation, issues or concerns, regardless of whether the suspected violation involves the executive officer or employee, the executive officer’s or employee’s supervisor or senior management of the Company.

In addition, any executive officer or employee who in good faith reports a suspected violation under this Code which the executive officer or employee reasonably believes constitutes a violation of a federal statute by the Company, or its agents acting on behalf of the Company, to a federal regulatory or law enforcement agency, may not be reprimanded, discharged, demoted, suspended, threatened, harassed or in any manner discriminated against in the terms and conditions of the executive officer’s or employee’s employment for, or because of, the reporting of the suspected violation, regardless of whether the suspected violation involves the executive officer or employee, the executive officer’s or employee’s supervisor or senior management of the Company.

12. Communication of Code.

All directors, executive officers and employees will be supplied with a copy of this Code upon beginning service at the Company. Updates of this Code will be provided from time to time. A copy of this Code is also available to all directors, executive officers and employees by requesting one from the Company.

13. Failure to Comply; Compliance Procedures.

A failure by any director or executive officer to comply with the laws or regulations governing the Company’s business, this Code or any other Company policy or requirement may result in disciplinary action, and, if warranted, legal proceedings.

Directors and executive officers should communicate any suspected violations of this Code promptly to the Chairman of the Audit Committee, or if no Audit Committee has been appointed, to the Board of Directors.

Violations will be investigated by the Board or by a person or persons designated by the Board and appropriate action will be taken in the event of any violations of this Code.

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ACKNOWLEDGMENT

I acknowledge that I have reviewed and understand Xinzi’s Code of Business Conduct and Ethics (the “Code”) and agree to abide by the provisions of the Code.

(Please Print)

Name ____________________________________________________________

Business Unit/Location ____________________________________________________________

Position/Title ____________________________________________________________

Signature ____________________________________________________________

Date ____________________________________________________________

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